Exhibit 21

INFORMATION REGARDING SUBSIDIARIES OF THE REGISTRANT

Name Under Which Subsidiary Does Business	Jurisdiction of Organization
Emmis Communications Corporation	IN
Emmis Operating Company	IN
Emmis Radio, LLC (f/k/a Emmis Radio Corporation)[1]	IN
Emmis Publishing, L.P.[2]	IN
Emmis Indiana Broadcasting, L.P.[3]	IN
Emmis New York Radio LLC	DE
Emmis New York Radio License LLC	DE
WBLS-WLIB, LLC	IN
WBLS-WLIB License, LLC	IN
WLIB Tower LLC	IN
Emmis Publishing Corporation	IN
Emmis Radio License, LLC [4]	IN
Emmis License Corporation of New York[4]	CA
Emmis Radio License Corporation of New York[4]	CA
NextRadio, LLC	IN
TagStation, LLC	IN
NextRadio Sales, LLC	IN
Waterloo II, Ltd. (6.6%)	TX
BTC, LLC (12.5%)	DE
Emmis Dynamic Pricing, LLC	IN
WHHL, LLC	IN
Emmis OZ Fund, LLC	IN
Lencore Accoustics, LLC ( f/k/a Emmis QOZ Business, LLC)	IN

Footnotes

* Emmis Communications Corporation directly or indirectly owns 100% of all entities except as otherwise noted.

1 Emmis Radio, LLC operates all our radio stations except for the stations held by Emmis Indiana Broadcasting, L.P.

2 Emmis Publishing, L.P. publishes Indianapolis Monthly.

3 Emmis Indiana Broadcasting, L.P. operates all our Indiana radio stations (WFNI-AM, WLHK-FM, WIBC-FM, WYXB-FM), and Network Indiana.

4 Emmis Radio License, LLC holds all our radio FCC licenses except for the New York licenses.